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                                                                    EXHIBIT 99.1


Contact: Karin Demler: (615) 263-3005



                       CORRECTIONS CORPORATION OF AMERICA
                   CONFIRMS INTENTIONS WITH RESPECT TO CERTAIN
                           EQUITY COMPENSATION MATTERS


NASHVILLE, Tenn. - May 12, 2003 - Corrections Corporation of America (NYSE: CXW) (the "Company") today announced that in connection with its solicitation of proxies for its 2003 Annual Meeting of Stockholders scheduled to be held on Thursday, May 15, 2003, it has confirmed its philosophy and intentions with respect to certain equity compensation matters. Specifically, in connection with the Company's solicitation of the approval of a proposal to increase the number of shares of its common stock reserved and authorized for issuance under its 2000 Stock Incentive Plan, Company management has confirmed to a significant institutional stockholder that management will not take any actions or make any recommendations that would provide for or result in:

- the grant of stock options having exercise prices less then fair-market-value at the time of grant;

- the issuance of shares of restricted stock that vest in full prior to the third anniversary of any such grant;

- with respect to outstanding options, (a) the reduction of the exercise price of such options, or (b) the grant of new options with a lower exercise price reasonably concurrent with the forfeiture or cancellation of outstanding options with a higher exercise price (excluding any adjustment in the exercise price or number of shares subject to any option made in connection with a change in the capitalization of the Company generally as contemplated by the provisions of the 2000 Stock Incentive Plan, such as adjustments following a stock-split or stock dividend); or

- any material amendments to the 2000 Stock Incentive Plan without obtaining stockholder approval.

Company management also confirmed that it will take all such actions and make such recommendations to the Company's Compensation Committee and/or Board of Directors as may reasonably be required to amend the terms of the 2000 Stock Incentive Plan in a manner which would be consistent with the philosophy and intentions described above on or before the date of the next annual meeting of the Company's stockholders (i.e., the Company's 2004 Annual Meeting of Stockholders).

The Company's 2003 Annual Meeting of Stockholders will take place at 10:00 a.m., local time, on Thursday, May 15, 2003, at the Hilton Suites, 121 4th Avenue South, Nashville, Tennessee. Questions concerning the 2003 Annual Meeting should be directed to Karin



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Demler, the Company's manager of Investor Relations, at 10 Burton Hills
Boulevard, Nashville, Tennessee 37215, telephone: (615) 263-3005.

ABOUT THE COMPANY

The Company is the nation's largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and four states. The Company currently operates 59 facilities, including 38 company-owned facilities, with a total design capacity of approximately 59,000 beds in 20 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company's facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.